UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
July 1, 2005 (July 1, 2005)

ADVOCAT INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12996	62-1559667

(State or other jurisdiction of	(Commission File Number)	(Employer Identification
incorporation)		Number)

277 Mallory Station Road, Suite 130, Franklin, Tennessee 37067
(Address of principal executive offices)

(615) 771-7575
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer.

     Effective July 1, 2005 Advocat Inc. (the “Company”) appointed Robert Z. Hensley as a new Director. Mr. Hensley has not been appointed to any of the committees of the board of directors at this time. The Board may consider adding him to certain committees in the near future. Mr. Hensley does not have any related party transactions with the Company. The following is a brief description of Mr. Hensley’s business experience.

Mr. Hensley (age 47) is the principal owner of Life’s A Beach Publications LLC, a private publishing company in Destin Florida, which Mr. Hensley started in 2003. He is the principal owner of Scooter Development LLC and Ragster Development LLC, two real estate and rental property development companies he founded in 1985, each of which is located in Destin Florida. He is also a director of the Nashville Capital Network, an entrepreneurial and seed capital organization in Nashville, Tennessee. From 2002-2003, Mr. Hensley was an audit partner at Ernst & Young LLP in Nashville, Tennessee and he served as an audit partner at Arthur Andersen LLP in Nashville Tennessee from 1990-2002. He was the office managing partner of the Nashville Tennessee office of Arthur Andersen LLP from 1997-2002. Mr. Hensley is also a member of the Music City Bowl, Inc. Board of Directors and serves on several condominium boards in Destin Florida. Mr. Hensley is a certified public accountant.

A press release dated July 1, 2005 is attached to this Report..

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits

Number	Exhibit
99.1	Press release dated July 1, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVOCAT INC.
By:	/s/ L. Glynn Riddle, Jr.
L. Glynn Riddle, Jr
Chief Financial Officer

Date: July 1, 2005

EXHIBIT INDEX

Number	Exhibit
99.1	Press Release dated July 1, 2005.